Exhibit 99.1

NEWS RELEASE

Company contact: Jim Fitzhenry FLIR Systems, Inc. (503) 684-3731 www.flir.com	Investor Contact: Neil Berkman Associates (310) 277 - 5162 info@BerkmanAssociates.com

FLIR SYSTEMS ELECTS TAMARA L. ADLER TO

BOARD OF DIRECTORS

PORTLAND, Ore. — May 4, 2005 — FLIR Systems, Inc. (NASDAQ: “FLIR”), announced today that Tamara L. Adler has been elected to the Board of Directors for a term expiring at the Company’s 2006 Annual Meeting of Shareholders. Adler has most recently been a Managing Director with JPMorgan Chase, one of the world’s leading investment and commercial banks. Prior to joining JPMorgan Chase in 2001, Ms. Adler spent five years with Deutsche Bank, and served as Managing Director and Head of Deutsche Bank’s European Securitization Group and a member of the bank’s Global Market’s Management Committee based in London. Ms. Adler also worked at Goldman, Sachs & Co. and was a partner with the law firm of Hogan & Hartson, LLC, in Washington, DC. Ms. Adler is a member of the Board of Directors of NetBank, Inc., Radian Financial Products Limited, the PEN/Faulkner Foundation and the e-Learning Foundation. She received her B.A. from Wellesley College and her J.D. from Northwestern University School of Law.

Adler joins FLIR’s seven-member Board of Directors, which includes John D. Carter, principal at Imeson & Carter, a strategic planning consulting firm and retired senior executive at Bechtel Group, Inc.; Ronald L. Turner, Chairman, President and CEO of Ceridian Corporation (NYSE: “CEN”); Michael T. Smith, retired Chairman and CEO of Hughes Electronics Corporation; John C. Hart, retired Vice President of Finance, Chief Financial Officer and board member of Louisiana-Pacific Corporation; Steven E. Wynne, President and CEO of SBI International, Ltd., parent company of sports apparel and footwear company Fila; Angus Macdonald, President and founding member of Venture Technology Merchants, Inc., an advisory and merchant banking firm; and Earl R. Lewis, Chairman, President and CEO of FLIR Systems, Inc.

“We are very pleased to welcome Tamara to FLIR’s Board of Directors; her deep financial background and business experience will further add to the Board’s capabilities as it continues to lead this Company during a time of significant growth” said Earl Lewis, President and CEO of FLIR.

About FLIR Systems

FLIR Systems designs, manufactures and markets infrared imaging systems worldwide for a variety of applications. FLIR’s imaging products are used in such diverse applications as public safety, defense, navigation, electronic newsgathering and search and rescue. Thermography products support such applications as condition monitoring, non-destructive testing, medical science, research and development, and manufacturing process control. For more information, please visit their Web site at www.flir.com.

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#3868

The Forward Looking Infrared Company

FLIR Systems, Inc.  •  16505 SW 72nd Avenue  •  Portland, OR 97224  •  USA

Telephone: +1(800) 322 3731 • www.flir.com